Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated August 22, 2008, relating to the financial statements and financial highlights which appear in the June 30, 2008 Annual Report to Shareholders of the Allianz Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP

Kansas City, Missouri

September 22, 2008